EXHIBIT 99.1
Company Contact:
Susan Coatney
(410) 363-1111


                                    NEWS RELEASE

                            SWEETHEART HOLDINGS INC.
                       ANNOUNCES COMPLETION OF REFINANCING


OWINGS MILLS, MD. December 16, 2003 ---Sweetheart Holdings Inc. today announced that its subsidiary, Sweetheart Cup Company Inc., had closed a $120 million debt refinancing, comprised of $100 million of 9 1/2% Senior Secured Notes due 2007, which were sold in a private placement to institutional investors, and $20 million of 9 1/2% Junior Subordinated Notes due 2008, which were sold to International Paper Company, one of the Company's raw materials suppliers. A portion of the proceeds of these offerings were used to repay the term-loan portion and reduce by $10 million the revolving loan portion of Sweetheart's senior credit facility, and the balance will be used to redeem all of Sweetheart's outstanding 12% Senior Notes due 2004, to pay related fees and expenses, and for general corporate purposes. The Company has delivered notice of its intent to redeem the 12% Senior Notes due 2004 to the trustee for such notes and has deposited the required redemption payment with the trustee. The redemption is expected to occur on or about January 15, 2004.

The senior secured notes and the junior subordinated notes were offered and sold in private placements and have not been registered under the Securities Act of 1933. The senior secured notes and the junior subordinated notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The Company is one of the largest converters and marketers of a broad line of disposable food service products serving the North American institutional and consumer markets.

THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR SELL OR THE SOLICITATION OF AN OFFER TO BUY OR SELL ANY SECURITIES, AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFERING OR SALE WOULD BE UNLAWFUL.